Contacts:
Cris Larson	Michael Ostrach
Chief Financial Officer	Vice President and Chief Business Officer
510-665-7222	510-665-7257
clarson@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

BERKELEY, CA - November 1, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter ended September 30, 2012. The Company had $148.3 million in cash, cash equivalents and marketable securities as of September 30, 2012.

Total revenues for the quarter ended September 30, 2012 were $2.9 million compared to $1.2 million for the quarter ended September 30, 2011, due primarily to higher collaboration and grant revenue recognized as a result of research and development reimbursable under Dynavax's partnerships with AstraZeneca and the National Institute of Allergy and Infectious Diseases.

Research and development expenses for the quarter ended September 30, 2012 were $12.9 million compared to $11.8 million for the quarter ended September 30, 2011. Increased research and development expenses in the third quarter of 2012 were primarily attributed to manufacturing and regulatory activities for HEPLISAVTM.

General and administrative expenses for the quarter ended September 30, 2012 were $7.1 million compared to $4.2 million for the quarter ended September 30, 2011. General and administrative expenses increased primarily due to growth in the organization and activities to prepare for and support the commercial launch of HEPLISAV in the United States.

Recent Developments

Dynavax reported the following recent developments:

  In June 2012, we reported that the FDA has established February 24, 2013, as the Prescription Drug User Fee Act (PDUFA) action date for our HEPLISAV Biologics License Application, pursuing an indication for immunization against infection caused by all known subtypes of hepatitis B virus in adults 18 through 70 years of age. In August 2012, the FDA informed the Company that its Vaccines and Related Biological Advisory Committee is scheduled to discuss HEPLISAV at its meeting on November 15, 2012.
  In July 2012, the American Medical Association Current Procedural Terminology (CPT) Panel established a CPT code for an adult two dose hepatitis B vaccination schedule. CPT codes are designed to communicate uniform information about medical services and procedures among physicians and payers for administrative and financial purposes. If approved, HEPLISAV will be reported using the new two dose code, differentiating it from a three dose hepatitis B vaccine schedule.
  In July 2012, we filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) for HEPLISAV for use in adults 18 through 70 years of age and in patients with chronic kidney disease. The Company was subsequently notified in August 2012 by the EMA that its MAA was accepted for review. The EMA is a European Union agency responsible for the evaluation of medicinal products that allows companies to submit a single application for marketing authorization in all European Union and European Economic Area European Free Trade Association states.
  In October 2012, we and AstraZeneca agreed to advance AZD1419, a proprietary second generation TLR-9 agonist for asthma, towards a Phase 1 clinical trial, which entitles us to a development milestone payment of $6 million.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which U.S. and European licensure applications have been accepted for review by the FDA and EMA. In Phase 3 trials, HEPLISAV demonstrated higher and earlier protection with fewer doses than currently licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide higher and earlier protection with fewer doses than currently licensed vaccines. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Collaboration revenue	$ 1,050	$ 369	$ 3,602	$ 7,098
Grant revenue	1,219	658	3,188	2,437
Service and license revenue	605	147	1,118	652
Total revenues	2,874	1,174	7,908	10,187

Operating expenses:
Research and development	12,850	11,777	36,631	39,706
General and administrative	7,121	4,217	18,871	13,025
Amortization of intangible assets	-	-	-	299
Total operating expenses	19,971	15,994	55,502	53,030

Loss from operations	(17,097)	(14,820)	(47,594)	(42,843)

Interest income	91	18	208	74
Interest expense	(589)	(485)	(1,765)	(1,462)
Other income (expense)	(196)	58	(255)	(99)

Net loss	$ (17,791)	$ (15,229)	$ (49,406)	$ (44,330)

Basic and diluted net loss per share	$ (0.10)	$ (0.12)	$ (0.30)	$ (0.37)

Shares used to compute basic and diluted net loss per share	177,870	124,069	167,039	119,244

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents and marketable securities	$ 148,279	$ 113,961
Property and equipment, net	6,948	6,163
Goodwill	2,408	2,312
Other assets	7,187	11,666
Total assets	$ 164,822	$ 134,102

Liabilities and stockholders' equity
Deferred revenues	$ 8,947	$ 10,596
Short-term note payable	14,452	12,810
Other liabilities	11,365	10,816
Total liabilities	34,764	34,222
Stockholders' equity	130,058	99,880
Total liabilities and stockholders' equity	$ 164,822	$ 134,102

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